SHORT FORM EQUITY STAKE & INVESTMENT AGREEMENT

THIS SHORT FORM AGREEMENT ("Agreement") AND EQUITY STAKE is entered into on and is effective as of July 2, 2024. This document is legal and binding. This agreement between Gula World, a Wyoming Corporation, Gula Health Inc, a Wyoming Corporation, and Gaya Ventures Inc, a Florida Corporation (3 Corporations together are referenced by "INC"), and Hubilu Venture Corporation, a Delaware Corporation ("Recipient") with reference to the following facts:

1. Purpose.

(a). INC is accepting an investment from Recipient of Thirty-Two Thousand, Nine Hundred and Forty Dollars ($32,940.00) into said INC for a Four (4%) percent Non-Diluted Ownership Interest ("NDOI") in INC which owns the assets listed in Exhibit 1 attached. Also included are any and all axillary products and companies that are owned, planned or may arise from INC operations. NDOI to be sold by INC and Recipient will receive and be issued Stock in the INC, which will be deemed immediate upon affect of this agreement, as follows:

Gaya Ventures Inc will issue Recipient 4,000,000 Common Shares at $0.50 cents par per share.

Gaya Ventures Inc will issue Recipient 4 Preferred Shares at $1.00 par per share.

Gula Heath Inc will issue Recipient 400,000 Preferred Shares at $0.50 cents par per share.

Gula World will issue Recipient 400,000 Common Shares at $1.50 cents par per share

Recipient will not receive voting rights for its' NDOI in 1.(a)

Recipient has the right to purchase 13% NDOI in INC from INC over the next five-month period as follows:

$32,940 invested August 1, 2024 = 4% NDOI
$24,705 invested September 1, 2024 = 3% NDOI
$24,705 invested October 1, 2024 = 3% NDOI
$12,352.50 invested November 1, 2024 = 1.5% NDOI
$12,352.50 invested December 1, 2024 = 1.5% NDOI

If INC issues any Stock before December 1, 2024, to any party ("Third Party") besides Recipient, INC will issue Stock to Recipient of at least Recipients ownership interest at time INC issued Stock to Third Party. In event Recipient invests total of $140,000 in INC by December 1, 2024 as per 1.(a), Recipient will be issued Stock equal 17% of the Stock issued to Third Party.

(b).

1. Recipient will be entitled to 50% of all sales generated from "Gift a Friend" or similar named link that generates customer contact information to INC, as part of checkout of any sales and/or services by INC to said customer, net of cost of product ready for shipping from said sales plus shipping costs of said product, and/or cost of service. ("GAF")
2. Alternatively, Recipient may elect Stock in the INC, non-diluted, equal to 50% of the percentage that sales from (sales generated from GAF plus all sales to persons introduced through GAF), contribute to the gross sales of INC. This percentage of ownership in INC received in Stock can increase, but never decrease. This Stock will include voting rights.
Sales and/or Percentage are calculated on a quarterly basis. Recipient can choose to alternate election of 1(b).1 or 1(b).2, at Recipient's discretion.

2. Additional Definitions.

"Product" shall refer to all products and services developed, offered, or to be developed or offered, by INC, its subsidiaries, successors, or assigns.

(b) "Stock" to include any/and all stock, shares, warrants, options, and/or any instrument authorized and issued, and/or membership deemed vested by the INC, that affects ownership of INC.

3. Proceeds

Money invested from 1.(a). cannot be used to pay rental expense for any principal residence, or office of INC. Recipient does agree that INC can pay its first $7,000 of sales towards rental expense of any principal's residence or office of INC.

David Jonathan Behrend ("David Behrend") will be listed as a Co-Founder in INC in exchange for Recipient making initial investment of $32,940 per 1.(a). However, David Behrend will keep his title, regardless of whether additional funds beyond the initial $32,940 in 1.(a). are invested by the Recipient, or not.

Use of proceeds in 1.(a). shall be disbursed by the following agreement. Any dollar amount exceeding $2,500 must be approved in writing/email by David Behrend.

4. Good Faith

(a) This is a legal and binding document and shall serve as a legal documentation of ownership.

(b) This document is signed in Good Faith that all parties know and understand the basic tenants of this agreement and would like to move forward in executing the necessary steps to advance this agreement.

(c)The attached Exhibit 1 details the list of assets and domain names which are owned by INC, or ownership will be immediately transferred to INC. Exhibit 1 assets and domain names are deemed owned by INC at time of initial investment of $32,940 in INC.

(d) NDOI to include any/and all ownership interest and rights as per 2.(b).

5. Board of Directors & Miscellaneous

(a) Recipient will retain the right to name 1 director per five director board panel of INC.

(b) Recipient and David Behrend are indemnified from any and all liabilities attributed to, or deemed liable by INC, previous to the first installment of $32,940 in 1.(a).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

"INC"
Gula World

Hadari Oshri, President
(Hadar Oshri aka Oshri Hadar aka Hadari
Oshri ("Hadari Oshri")

Its: DS 7/2/2024 Date:

"INC"
Gula Health Inc

Hadari Oshri, President
(Hadar Oshri aka Oshri Hadar aka Hadari
Oshri ("Hadari Oshri")

Its: DS 7/2/2024 Date:

"INC"
Gaya Ventures Inc

Hadari Oshri, President

(Hadar Oshri aka Oshri Hadar aka Hadari Oshri
("Hadari Oshri")

DS
Its: ____________ 7/2/2024 Date:

"Recipient"
Hubilu Venture Corporation

David Behrend, CEO
DocuSigned by:
Its: ____________ Date: 7/2/2024
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